Exhibit 8.1

[Letterhead of Weil, Gotshal & Manges LLP]

January 3, 2013

Comverse Technology, Inc.

810 Seventh Avenue

New York, NY 10019

Ladies & Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of Comverse Technology, Inc. (“CTI”), a New York corporation and a majority owner of Verint, Inc. (“Verint”), a Delaware corporation, with and into Victory Acquisition I LLC (“Merger Sub”), a Delaware limited liability company and  a direct wholly-owned subsidiary of Verint, with Merger Sub surviving, pursuant to the Agreement and Plan of Merger, dated as of August 12, 2012, by and among Verint, CTI and Merger Sub (the “Merger Agreement”).  Merger Sub will continue its existence as a limited liability company under the laws of the State of Delaware and will continue to be a direct wholly-owned subsidiary of Verint. Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

In formulating our opinion, we examined such documents as we deemed appropriate, including the Merger Agreement and the Form S-4 filed by Verint with the Securities and Exchange Commission (“SEC”) on October 29, 2012 (as amended through the date hereof, the “Registration Statement”), including the Joint Proxy Statement/Prospectus forming a part thereof.  In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of CTI, Merger Sub, and Verint.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (3) that there will be no change in applicable United States federal income tax law from the date hereof through the effective time of the Merger, (4) the accuracy of the representations, as of the date hereof and as of the effective time of the Merger, as applicable (i) made by Verint, on behalf of itself and Merger Sub, set forth in the certificate delivered to us by Verint, dated the date hereof and (ii) made by CTI, on behalf of itself, set forth in the certificate delivered to us by CTI, dated the date hereof, and (5) that any representations made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications.

Based upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and Related Transactions,” insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material United States federal income tax consequences of the Merger.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect.  Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.  No opinion is expressed on any matter other than that which is specifically covered by the foregoing opinion.

This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose. No opinion is expressed as to any transaction other than the Merger.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP